Exhibit 10.5

AMENDMENT NO. 4

TO

ADVISORY AGREEMENT

This amendment no. 4 to the Advisory Agreement dated as of November 8, 2006 (the “Advisory Agreement”) between KBS Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered as of July 17, 2007 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement, as amended.

WHEREAS, the Advisor and the Company have determined to amend the Advisory Agreement upon the terms set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. With respect to the Company’s investment in the Hackman/ KBS Joint Venture, Article 8.02 of the Advisory Agreement is hereby amended so that the Asset Management Fee described in Section 8.02 of the Advisory Agreement is not payable with respect to the Company’s investment in the Hackman/ KBS Joint Venture and Cost of Real Estate Investments as used in Section 8.02 shall not include the Company’s allocable portion of its investment in the Hackman/ KBS Joint Venture. Instead, with respect to the Company’s investment in the Hackman/ KBS Joint Venture, the Company shall pay the Advisor a separate management fee (the “Hackman/ KBS Management Fee”) as follows:

The Company shall pay the Advisor as compensation for the services described in Article 3 of the Advisory Agreement a monthly fee related to the Hackman/ KBS Joint Venture as follows:

Months of Ownership of Investment	Hackman/ KBS Management Fee
1 -36	1/12 of 0.27% of Cost of JV Investment *
Month 37+	To be negotiated upon renewal of advisory agreement

*	“Cost of JV Investment” shall equal the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the Hackman/ KBS Joint Venture, inclusive of expenses related thereto, and the amount of any outstanding debt associated with such properties and the venture and (ii) the percentage that represents the Company’s economic interest in Hackman/ KBS Joint Venture.

The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Hackman/ KBS Management Fee for the applicable period. The Hackman/ KBS Management Fee shall be payable on the last day of such month, or the first business day following the last day of such month. The Hackman/ KBS Management Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Hackman/ KBS Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.

In addition, if at any time during the Company’s ownership of an interest in the Hackman/ KBS Joint Venture, the Company’s funds from operations for the period commencing January 1, 2006 through the date of any such calculation exceed an amount that is equal to a 7.0% cumulative, non-compounded, annual return on Invested Capital for the Company’s Stockholders for the period from July 18, 2006 through the date of such reimbursement (the “7% Return”), then as of the date of such calculation the Advisor shall earn a fee (the “Performance Fee”) in an amount that would make the Advisor’s cumulative fees related to the Company’s investment in the Hackman/ KBS Joint Venture (including the Hackman/ KBS Management Fee set forth above and any Performance Fee amounts already paid) equal to 0.75% of the Cost of JV Investment on an annualized basis from the date of the Company’s investment in the Hackman/ KBS Joint Venture through the date of calculation, provided that on any calculation date the Advisor shall earn only the portion of this amount that is available from the Company’s positive funds from operations for the period commencing January 1, 2006 through the date of any such calculation less the 7% Return.

Notwithstanding anything contained in this Section 1, no Performance Fee will be earned unless and until the Advance described in Article 16 of the Advisory Agreement, as amended hereby or in the future, has been repaid in full.

2. Article 16 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

ADVANCE

Notwithstanding anything contained in Article 9 of this Agreement to the contrary, the Advisor hereby agrees to advance funds (the “Advance”) to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending August 31, 2007 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through August 31, 2007. Advisor further agrees that the Company will only be obligated to reimburse the Advisor for the Advance if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s Stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on Invested Capital for the Company’s Stockholders for the period from July 18, 2006 through the date of such reimbursement. Advisor understands and agrees that no interest shall accrue on the Advance being made under this Agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KBS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Charles J. Schreiber, Jr
Charles J. Schreiber, Jr., Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:	Schreiber Real Estate Investments, L.P., a Manager

	By:	Schreiber Investments, LLC, as general partner

		By:	/s/ Charles J. Schreiber, Jr
Charles J. Schreiber, Jr., Manager